Quality Distribution

Quality Distribution, Inc. (QLTY)

Investor Presentation
September 2010
Issuer Free Writing Prospectus, dated September 13, 2010
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated September 10, 2010
Registration Statement No. 333-166407

The following information contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,”
“estimates,” “may,” “will,” “should,” “could,” “seeks,” “plans,” “intends,” “anticipates” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The future results of the Company may vary from the results expressed in, or implied by, the following forward-looking statements, possibly to a material degree. For a discussion of some of the important factors that could cause the Company’s results to differ from those expressed in, or implied by, the following forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements.
This presentation contains certain supplemental measures of performance that are not required by, or presented in accordance with, U.S. GAAP. Such measures should not be considered as alternatives to
GAAP measures and reconciliations of such measures to the nearest GAAP measure can be found in the Appendix hereto.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.
Forward Looking Statements and Disclaimer

Quality Carriers
Boasso
Leading North American bulk chemical
tank network operator
Leading North American intermodal
container and depot services provider
Core carriers to blue-chip chemical companies
Variable cost-based, asset-light businesses
Strong cash flow generation – LTM Consolidated
Cash EPS
(1)
: $1.46 per diluted share
Note: Financial data for twelve month period ending June 30, 2010.
(1) A reconciliation of LTM Consolidated Cash EPS can be found in the appendix.
(2) Total Operating Revenues exclude fuel surcharge of $70 million. Breakdown percentages include fuel surcharge of $70 million.
(3) Segment Operating Income excludes Depreciation and Amortization, as presented in company filings.
LTM Segment Operating Income
(3)
= $58 million
Other
11%
Boasso
14%
Quality
Carriers
75%
Other
4%
Boasso
25%
Quality
Carriers
71%
Quality Distribution at a Glance
LTM Operating Revenues
(2)
= $583 million

Overview of Asset-Light Business Model
Expenses
Capital
Equipment
Typical Revenue
Sharing and
Trailer Rent
(1)
Sales force
Insurance
Technology/Back Office
Corporate
Trailers
– Average new cost of $60,000
– Useful life of 15-20 years
– Can be 30+ years with maintenance
– Leased to affiliates at attractive economics
Affiliates
Driver
Tractor operations
Trailer maintenance
Terminals
Fuel
Tractors
– Average new cost of $110,000
– Useful life of 5-7 years
Required to lease trailers from QLTY
QLTY revenue split 15%
(+) Trailer rent: 8%
Net revenue: 23%
Source: Management estimates.
Note: Represents scenario where affiliate does not own trailers.
(1) Represents typical revenue sharing and trailer rent arrangement with the affiliate.
(2) Represents typical net capex profile.
Affiliate revenue split 85%
(-) Trailer rent: (8%)
Net revenue: 77%
Key
Considerations
Asset light – low net capex
(2)
(<1% of revenue)
Control of customer relationships
Highly variable cost structure
Purchasing synergies from scale
Non-competes drive high retention
Responsible for maintaining trailer assets
Key affiliates generally well-capitalized and
expected to grow

Transitioned to a Leaner,
Affiliates-Based Model
Transitioned 94% of company operated terminals to affiliates
Reduced affiliates from 53 to 30
Highly variable cost structure
Minimal net capex requirements (~1% of revenue) result in higher free cash flow
Improved Debt Profile
Significantly enhanced liquidity position
Extended principal debt maturities to June 2013 or later
Retained attractive, low cost ABL facility (L + 200 bps)
Aggressively Reduced Costs
Achieved $45 million in cost savings
Rationalized facilities and implemented purchase discounts
Lowered employee headcount by 58%
Reduced SG&A (travel, professional services, facility costs) meaningfully
Divested Non-Core Business
Sold tank wash business for $13 million in Q4 2009
Redeployed capital to core businesses
Significantly reduced future environmental exposure
Repositioned to Maximize Earnings

Investment Highlights
Bulk Tank Industry
Leader
Blue-Chip
Customers in
Diverse Markets
Asset-Light and
High ROIC
Business Model
Seasoned
Management Team
Strong Safety Track
Record
Multiple Growth
Opportunities in an
Improving Market

Largest nationwide network
Majority of locations within close proximity of customer
Local operational excellence and account management
Density drives competitive pricing and higher margins
Substantial ability to add capacity
Strong presence in U.S., Canada, and Mexico
Freight mix provides advantage in driver recruiting
Leading Market Share Positions QLTY to . . . . . . . .
All others
43%
Schneider
4%
Quality
Distribution
14%
Dana
9%
Superior
5%
Ruan
6%
Trimac
7%
A&R
5%
Groendyke
4%
Foodliner
4%
(1) Bulk Transporter May 2010 and Management estimates.
Estimated total market: $4.0 billion
(1)
Chemical & Food Grade Transportation Market
(1)
Largest Tank Truck Network in North America Leading Player in a Fragmented Market
Legend
Boasso
QCI
Driver Safety School
Mexican Partner
Our nationwide network allows us to provide exceptional customer service at attractive rates

Refining /
Water Treatment
13%
Paint & Coatings
12%
Consumer
11%
Housing / Construction
9%
Energy
9%
Agri / Food
8%
Electronics / Other
8%
Inks & Printing
5%
Adhesives &
Sealants
9%
Paper & Packaging
16%
Key Customer Relationships Estimated End-Market Breakdown
(1)
Core carrier to top chemical companies across diverse end-markets
. . . . . . . Expand Blue Chip Customer Relationships
Business mix reduces cyclical impact
No major exposure to any single end-market
(1) Management estimates.
Long standing relationships with major shippers
High service levels lead to customer loyalty / retention

Name Title Years at QLTY Years in Industry
Gary Enzor CEO 6 10
Steve Attwood President & COO 2 6
Joe Troy CFO <1
<1
(1)
Jon Gold SVP, General Counsel and Secretary 6 8
Randy Strutz SVP, Sales <1 9
Scott Giroir President, Boasso America
24
(2)
24
Management has a wide breadth of transportation experience
Seasoned Management Team
Experienced management team with strong operational background
Successfully navigated through the downturn and poised to benefit from a recovery
Demonstrated ability to make accretive acquisitions and divest non-core assets
(1) Served 10 years at Walter Industries, Inc., including time as CFO.
(2) Represents tenure at Boasso, which was acquired by QLTY in 2007.

Strong Safety Track Record
DOT Accident Ratings
1.8
2.0
0.8
0.7
0.6
0.5
0.7
0.7
1.0
0.3
0.3
0.2
0.2
1.7
0.0
0.5
1.0
1.5
2.0
2.5
2003 2004 2005 2006 2007 2008 2009
DOT Accident DOT Preventable Accident
2003 – 2009 FMCSA DOT Tractor/Trailer National Average:  0.74
Improved safety has translated into financial benefits
Insurance Costs
$32
$23
$19
$13
$24
$15
$14
$0
$10
$20
$30
$40
2003 2004 2005 2006 2007 2008 2009
($ in millions)
Source: Management estimates. Source: Management estimates.

Bolt-on Acquisitions
Significant number of potential
targets in fragmented industry
Opportunistic investments with
significant synergy potential
New Affiliate Additions
Delivers incremental earnings with
minimal capex
Highly accretive
Organic Trucking Growth
Increase volume share from
customers
Excess trailer capacity capitalizes
on economic recovery
Intermodal Growth (Boasso)
Capitalize on international trade
growth
Fastest growing international
chemical shipping method
Multiple Opportunities for Growth
Increase ROIC
Growth strategies
help drive
substantial earnings
expansion
Strong free cash
flow reduces high-
cost debt

20,000
25,000
30,000
35,000
1/5/07 8/14/07 3/23/08 10/31/08 6/9/09 1/17/10 8/27/10
Positioned to Capitalize on Improving Fundamentals
Source: Association of American Railroads (AAR).
Note: Carload data through 8/27/10.
Rolling 12-Week Average of Carloads of Chemicals on U.S. Railroads
(Carloads)
41 consecutive weeks of y-o-y carload improvement is a bullish sign

Quality Distribution

ASHLAND

2004 – 2009 CAGR: 43%

Recent Growth Achievements
Ample opportunities for future affiliation and share growth
$3.3
$21.8
$0
$10
$20
$30
2004 2009
($ in millions)
Ashland is a manufacturer and distributor of chemicals
Estimated annual bulk transportation spend of $85mm
Had 80 carriers in 2006, many displaced by QLTY
QLTY is their #1 carrier, with more business than #2
through #6 combined
Share Growth Story
May 1, 2010 – Addition of New Affiliate
F.T. Silfies is a leading East Coast dry bulk carrier
Annual revenues ~$20 million
Expected to be accretive to earnings in the near-term
Affiliate owns all equipment
– Tractors:  139
– Trailers:  310
Provides additional capacity on East Coast
Adds to market diversity
Source: Management estimates.

Linden Bulk
10%
CBSL
10%
Dana/LTC
11%
Boasso
40%
Slay
7%
All others
22%
$30
$31
$35
$43
$45
$50 $50
$55
$67
$66
$68
$76
$88
$92
$101
$110
$123
$101
$0
$20
$40
$60
$80
$100
$120
$140
1992 1994 1996 1998 2000 2002 2004 2006 2008
Boasso’s International Growth Opportunity
Intermodal tank container market leader
– Rapidly growing segment of the overall liquid bulk
chemical transportation sector
Increased construction of chemical plant infrastructure,
driven by basic manufacturing moving offshore
Chemicals trade has steadily increased since 1992 at a
7.4% CAGR, and at a 6.3% CAGR since 1999
June 2010 YTD, chemical trade up 18.4% y-o-y
U.S. Chemical Trade Data – Trade Growth Rate
Source: USA Trade Online.
Boasso’s Leading Market Position
Estimated total market: $230 million
Intermodal Container Market
($ in billions)
Source: Management estimates.
Potential New Markets
St. Louis, Missouri
Long Beach, California
Norfolk, Virginia
Cincinnati, Ohio
Memphis, Tennessee
Tampico, Mexico
Boasso is the market leader in the fastest growing international chemical shipping market

Growth Through Acquisitions
Gross Revenue of Food & Chemical Transporters
Rank
% Market
Share
Average
Revenue
($ in mm)
1 to 10 59.6% $236
11 to 20 23.1% 92
21 to 30 10.7% 43
31 to 45 6.3% 17
Total Estimated Industry Revenue: $4 billion
Acquisition Targets
Chemical carriers
Fuel and energy carriers
Intermodal carriers or depot providers (Boasso)
Dry Bulk carriers
Transloading facility operators
Disciplined Acquisition Criteria
Meets or exceeds ROIC hurdle rate
Accretive to earnings and cash flow in year 1
Low integration risk
Ability to rapidly affiliate carrier and achieve synergies
Financed primarily with existing low cost bank revolver
Highly fragmented industry provides opportunity for consolidation
Source: Bulk Transporter May 2010 and Management estimates.

Financial Highlights Joe Troy – CFO

Attractive & Improving Financial Characteristics
QLTY came out of the recession as a stronger, more profitable company
(1) As of 6/30/2010.
(2) As of 12/31/2009.
(3) Consolidated Cash EPS defined as Consolidated EBITDA net of Net Capital Expenditures, Cash Interest and Cash Taxes, divided by Average Diluted Shares Outstanding. A reconciliation of LTM
Consolidated Cash EPS can be found in the appendix.
Simplified business model
– Fewer, stronger affiliates poised for growth
– Boasso – High growth, high margin, asset-light business
– Leaner cost structure – $45 million of achieved cost reductions
– Net Capex requirements: ~1% of revenue
Strong financial profile
– Debt maturities: No significant maturities until mid-2013
– Liquidity/ABL availability: $48 million
(1)
– NOLs: ~ $95 million
(2)
– Upward earnings and cash flow momentum
– Strong LTM Consolidated Cash EPS of $1.46
(3)

0.4%
9.0%
1.1%
0.5%
0%
5%
10%
QLTY Truckload Average Asset-light Average Hybrid Average

Benefits and Valuation of Asset-Light Business Model
Comparison of QLTY versus Industry
(1)
QLTY’s affiliate model significantly minimizes capex and maintenance requirements
– Capital investment profile in line with asset-light and hybrid sector
– Affiliate maintains trailers leased from QLTY
Affiliates typically are responsible for tractor spending while QLTY owns trailers
– Trailers are less expensive and longer-lived assets
QLTY’s earnings highly efficient - generates half of EBITDA on much lower asset base vs. affiliates
EV
(4)
/ LTM
EBITDA
(5)
: 7.7x 6.9x 13.4x 12.6x
Tangible Assets
(6)
/
LTM Revenue
(3)
: 38% 81% 40% 24%
QLTY multiple near Truckload avg, yet capital intensity and asset ratio similar to Hybrid peers
LTM Net Capex as Percentage of LTM Revenue
(2)(3)
Note: The companies making up the three groups above are:
Hybrid Logistics: Hub Group, Landstar System and Pacer International.
Asset-light Logistics: C.H. Robinson Worldwide, Echo Global Logistics, Expeditors International of Washington, Forward Air and UTi Worldwide.
Truckload: Celadon Group, Covenant Transportation, Heartland Express, Knight Transportation and Werner Enterprises.
(1) Other companies may calculate figures and statistics (or the components thereof) used herein differently than we do and, as a result, such figures and statistics may not be directly comparable across companies. You should not place undue reliance on such comparisons.
(2) Net Capex is calculated as gross capital expenditures less proceeds from asset disposals and is sourced from company filings.  Data is for the most recently available LTM period for each company.
(3)  Revenues are sourced from Factset for the most recently available LTM period and have not been adjusted for fuel surcharges for all companies including QLTY.
(4)  Enterprise value is sourced from Factset and is based on the stock price as of 9/9/2010 and the most recently available balance sheet data.
(5)  Reflects data for the most recently available LTM period, sourced from Factset (IBES consensus) for all companies including QLTY.  QLTY’s Consolidated EBITDA as used elsewhere in this presentation was $58.4 million for the LTM 6/30/10 period as opposed to $58.7 million sourced from Factset and used in the chart above.
(6) Tangible assets for each company are calculated as total assets less intangible assets as of the date of the most recently available balance sheet, sourced from Factset.

$48.6
$58.0
$51.6
$58.4
7.4%
8.7%
9.2%
10.0%
2007 2008 2009 LTM
6/30/10
$0.79
$0.86
$1.44
$1.46
2007 2008 2009 LTM
6/30/10
Increasing Margins and Cash Earnings
Consolidated EBITDA Consolidated Cash EPS
(2)
Cash EPS has improved as the business has
transitioned to the asset-light model
(1) Excluding fuel surcharge of $95 million, $145 million, $54 million and $70 million in 2007, 2008, 2009 and LTM 6/30/10 period, respectively.
(2) Consolidated Cash EPS defined as Consolidated EBITDA net of Net Capital Expenditures, Cash Interest and Cash Taxes, divided by Average Diluted Shares Outstanding. A reconciliation of
Consolidated EBITDA and Consolidated Cash EPS can be found in the appendix.
Despite downturn, EBITDA margins
have improved each period
($ in millions) ($ in millions, except per share amounts)
Net Capex:     $4.2                 $8.4                  $0.7 $2.4
Cash Taxes:   $0.4                 $2.0                  $0.2   ($0.2)
Operating
Revenues (1) : $657 $670 $560 $583

$137.9
$155.9
$120
$140
$160
Q2 2009 Q2 2010
Very strong second quarter performance
Return to positive y-o-y operating revenue growth
– Improvement in chemical market shipments
– Successful focus on sales initiatives
– Solid growth despite sale of tank wash business
Operating Revenues (1)
Consolidated EBITDA (2)
($ in millions)
Adjusted Net Income (2)
($ in millions)
($ in millions)
$12.4
$16.7
$10
$15
$20
Q2 2009 Q2 2010
$0.3
$2.2
$0.0
$2.0
$4.0
Q2 2009 Q2 2010
Consolidated EBITDA up 34.4% vs. Q2 2009
– Increase in volume and pricing
– Leaner cost structure
Substantial increase in profitability vs. Q2 2009
– Adj. Net Income
(2)
: $2.2 million vs. $0.3 million
– Adj. EPS
(2)
: $0.10 per share vs. $0.02 per share
Q2 2010 – Highlights
(1) Excluding fuel surcharge of $11.9 million and $21.6 million in Q2 2009 and Q2 2010, respectively.
(2) A reconciliation of Q2’09 and Q2’10 Consolidated EBITDA, Adjusted Net Income and Adjusted EPS can be found in the appendix.

As of Cum. Multiple of
6/30/2010
LTM EBITDA
(1)
Cash & Equivalents $2.9
ABL Facility $79.5 1.4x
Capital Lease Obligations 14.2 1.6x
Total Secured Debt $93.7 1.6x
Senior Floating Rate Notes Due 2012 0.5 1.6x
10% Senior Notes Due 2013 134.5 3.9x
Total Senior Debt $228.7 3.9x
9% Senior Subordinated Notes Due 2010 16.0 4.2x
11.75% Senior Subordinated PIK Notes Due 2013 82.3 5.6x
Other Debt 11.7 5.8x
Discount on Notes (7.5) 5.7x
Total Debt $331.2 5.7x
Market Capitalization
(2)
123.8
Enterprise Value $452.1
ABL Availability $47.8
Consolidated LTM EBITDA
(1)
$58.4
Current Capitalization
(1)
($ in millions)
Utilize strong free cash flow to further improve balance sheet position
(1) LTM EBITDA as of 6/30/2010. A reconciliation of Consolidated LTM EBITDA can be found in the appendix.
(2) Based on share price of $5.65 as of 9/9/10.

Investment Highlights
Bulk Tank Industry
Leader
Blue-Chip
Customers in
Diverse Markets
Asset-Light and
High ROIC
Business Model
Seasoned
Management Team
Strong Safety Track
Record
Multiple Growth
Opportunities in an
Improving Market

22 Appendix

Year Ended December 31, 3 Months Ended June 30, YTD June 30,
LTM
2007A 2008A 2009A 2009A 2010A 2009A 2010A 6/30/10A
Net Income (Loss) ($7.6) $12.1 ($180.5) ($186.2) $2.1 ($186.5) $2.9 $8.8
Adjustments:
Tax Provision (2.1) 4.9 37.2 37.0 0.5 36.9 (0.2) 0.2
Loss (Gain) on Extinguishment of Debt 2.0 (16.2) (1.9) – – (0.7) – (1.2)
Goodwill Impairment Charge – – 148.6 148.6 – 148.6 – –
Restructuring Charges 0.3 5.3 3.5 1.2 1.1 1.8 2.2 3.9
Interest, Net 30.5 35.1 28.0 6.4 8.5 13.3 17.0 31.7
Depreciation & Amortization 17.5 21.0 20.2 5.3 4.1 10.6 8.3 17.9
Other 7.9 (4.2) (3.7) 0.2 0.6 0.3 1.1 (2.9)
Consolidated EBITDA $48.6 $58.0 $51.6 $12.4 $16.7 $24.4 $31.3 $58.4
Consolidated EBITDA Reconciliation
($ in millions)
Source: Company filings.

Year Ended December 31, YTD June 30,
LTM
2007A 2008A 2009A 2009A 2010A 6/30/10A
Consolidated EBITDA $48.6 $58.0 $51.6 $24.4 $31.3 $58.4
Adjustments
Cash Interest, Net (28.9) (30.7) (22.7) (12.6) (15.6) (25.6)
Cash Taxes (0.4) (2.0) (0.2) (0.7) (0.3) 0.2
Purchases of PP&E (10.6) (14.8) (8.2) (5.7) (5.7) (8.2)
Sales of PP&E 6.4 6.3 7.5 5.1 3.3 5.7
Cash Net Income $15.2 $16.9 $28.0 $10.5 $13.0 $30.5
Average Diluted Shares Outstanding 19.3 19.5 19.4 19.3 21.6 20.9
Consolidated Cash EPS $0.79 $0.86 $1.44 $0.54 $0.60 $1.46
Consolidated Cash EPS Reconciliation
($ in millions)
Source: Company filings.

Year Ended December 31, 3 Months Ended June 30, YTD June 30,
LTM
2007A 2008A 2009A 2009A 2010A 2009A 2010A 6/30/10A
Net Income (Loss) ($7.6) $12.1 ($180.5) ($186.2) $2.1 ($186.5) $2.9 $8.8
Adjustments:
Tax Provision (2.1) 4.9 37.2 37.0 0.5 36.9 (0.2) 0.2
Adverse Insurance Claims Development 4.8 – – – – – – –
Refinancing Costs – – 2.3 – – – – –
Loss (Gain) on Extinguishment of Debt
2.0 (16.2) (1.9) – – (0.7) – (1.2)
Costs Related to Unconsummated Financial Transactions
1.6 – – – – – – –
Restructuring Charges 0.3 5.3 3.5 1.2 1.1 1.8 2.2 3.9
Goodwill Impairment Charge – – 148.6 148.6 – 148.6 – –
Gain on Asset Sales – (2.1) (7.1) – – – – (7.1)
Gain on Pension Settlement – (3.4) – – – – – –
Adjusted Net Income (Loss) Before Income Taxes ($1.0) $0.6 $2.2 $0.5 $3.6 $0.1 $4.9 $7.0
Provision for Income Taxes at 39% (0.4) 0.2 0.9 0.2 1.4 0.0 1.9 2.7
Adjusted Net Income (Loss) (Tax Effected) ($0.6) $0.4 $1.3 $0.3 $2.2 $0.1 $3.0 $4.3
Average Diluted Shares Outstanding 19.4 19.5 19.4 19.4 21.7 19.3 21.6 20.9
Adjusted EPS ($0.03) $0.02 $0.07 $0.02 $0.10 $0.00 $0.14 $0.20
Adjusted Net Income and EPS Reconciliation
($ in millions)
Source: Company filings.

Significant Cost Savings Achieved
$4.3
$4.0
$2.5
$2.8
$3.9
$4.3
$11.4
$12.0
Realized Cost Savings by Category
Cost savings have already been implemented and fully realized
Negotiated better quantity discounts
Decrease in professional fees, insurance premium reduction, facility rent terminations
Eliminated 401K Match and changed health care insurance provider (1)
Driver compensation adjustment
Reduced total employees by 58%
Cut corporate headcount by 34%
Total number of terminals reduced by 38%
Able to selectively cut the least profitable terminals
Fuel Stabilization
Communications
Change in Benefits
Change in Rebate
Program
Other
Headcount
Reductions
Terminal
Profitability
Total Cost Savings: $45 million
($ in millions)
Various Reductions
Optimization of maintenance costs and reduction in long-haul reloadable freight, among others
Right-sized data network and changed to IP phone network
(1) 401K match has recently been reinstated.